Exhibit 10.3

LSI CORPORATION

NONQUALIFIED STOCK OPTION AGREEMENT

On the grant date (the “Grant Date”) shown on the attached Notice of Grant of Stock Option (the “Notice of Grant”), LSI Corporation granted you a Nonqualified Stock Option under the LSI Corporation 2003 Equity Incentive Plan (the “Plan”) covering the number of shares of LSI common stock indicated on the Notice of Grant. The Notice of Grant and this agreement collectively are referred to as the “Agreement”. Capitalized terms that are not defined in this agreement or the Notice of Grant have the same meaning as in the Plan.

1. Grant of Option. LSI has granted you a nonqualified stock option to purchase, on the terms set forth in this Agreement and the Plan, all or any part of the Number of Shares shown on the Notice of Grant. The option is a separate incentive in connection with your employment and is not in lieu of any salary or other compensation for your services. The option is not an incentive stock option as defined in Section 422 of the Internal Revenue Code.

2. Exercise Price. The price per Share at which you can purchase LSI common stock under this option (the “Exercise Price”) is the Exercise Price shown on the Notice of Grant.

3. When the Option Becomes Exercisable. Except as otherwise provided in this Agreement, the option becomes exercisable with respect to the numbers of Shares and on the dates shown on the Notice of Grant. You may not exercise any portion of your option that is not exercisable. Your right to exercise the option will terminate on the Expiration Date shown on the Notice of Grant or earlier if provided in this Agreement or in the Plan.

4. Effect of Your Termination of Service.

(a) Termination of Employment. Except as provided in paragraph 4(b) or 4(c), if you have a Termination of Service for any reason, your right to exercise any portion of your option that is exercisable on the date of your Termination of Service will terminate upon the first to occur of the following events: (i) 90 days after the date of your Termination of Service, (ii) the Expiration Date shown on the Notice of Grant or (iii) a date determined pursuant to Section 9 of the Plan in connection with a merger or a Change in Control.

(b) Death or Disability. If you have a Termination of Service because you die or become totally Disabled, any portion of your option that was exercisable on the date of your Termination of Service will remain exercisable until the first to occur of the following events: (i) 12 months (6 months if you are employed by a Subsidiary in China) from the date of your Termination of Service, (ii) the Expiration Date shown on the Notice of Grant or (iii) a date determined pursuant to Section 9 of the Plan in connection with a merger or a Change in Control.

(c) Discharge for Misconduct.  If you have a Termination of Service because of your Misconduct (as defined below), your right to exercise this option will terminate immediately when your employment ends. “Misconduct” means (i) willful breach or neglect of duty; (ii) failure or refusal to work or to comply with LSI’s rules, policies, or practices; (iii) dishonesty; (iv) insubordination; (v) being under the influence of drugs (except to the extent medically prescribed) while on duty or on LSI premises (or those of an Affiliate); (vi) conduct endangering, or likely to endanger the health or safety of another employee, any other person or the property of LSI or an Affiliate; (vii) your violation of LSI’s Standards of Business Conduct, or (viii) conviction of, or plea of nolo contendere to, a felony.

(d) A leave of absence or an interruption in service (including an interruption during military service) will not be deemed a Termination of Service to the extent required by Applicable Laws or if such leave of absence or interruption of service is authorized or acknowledged by LSI.

5. Who Can Exercise the Option.  Except as otherwise determined by the Committee in its sole discretion, during your lifetime, only you can exercise your option.

6. Your Option is Not Transferable.  Except as otherwise provided in this Agreement, you may not sell, transfer, pledge, assign, hypothecate or otherwise dispose of your option or your rights under this Agreement (whether by operation of law or otherwise) and your option shall not be subject to sale under execution, attachment or similar process.  Upon any attempt to sell, transfer, pledge, assign, hypothecate or otherwise dispose of your option, or of any rights under this Agreement, or upon any attempted sale under any execution, attachment or similar process, your option will terminate immediately.

7. Exercise Procedure. To exercise this option, you must give notice of exercise and pay the exercise price in such form and at such, time, place and/or manner as LSI may designate. When LSI deems it necessary or desirable for regulatory reasons, LSI may require that when you exercise this option, you must simultaneously sell the shares you purchase.

8. Tax Withholding and Payment Obligations. If LSI determines that it and/or an Affiliate will withhold or collect any Tax Obligations as a result of your option, you must make arrangements satisfactory to LSI to satisfy all withholding and/or collection requirements and you may not exercise this option until you do so. You acknowledge that you have the ultimate liability for any and all Tax Obligations imposed on you and that LSI and any Affiliate that employs you (a) make no representations or undertaking regarding treatment of those Tax Obligations; and (b) do not commit to take any action to reduce or eliminate your liability for Tax Obligations. To the maximum extent permitted by law, LSI and any Affiliate that employs you have the right to retain without notice from salary or other amounts payable to you, amounts sufficient to satisfy any Tax Obligations that LSI determines has not or cannot be satisfied through other means. By [signing the Notice of Grant] [accepting this Award], you expressly consent to any additional cash withholding under this paragraph 8.

9. Agreement Not To Solicit LSI Employees.  You agree that, without LSI’s prior written consent, you will not directly or indirectly solicit any employee of LSI or any Subsidiary to leave their employment with LSI or any Subsidiary. This agreement applies both while you are employed by LSI or any Subsidiary and for a period of 12 months after your employment with LSI or any Subsidiary ends, and is in addition to your separately enforceable obligations under existing intellectual property and non-disclosure agreements, and under common law. You and LSI agree that the precise amount of damages LSI will experience if you violate your agreement in the first sentence of this paragraph 9 would be impracticable or extremely difficult to calculate or prove, and that one-half of the annual base salary in effect at the time of solicitation of the individual solicited (the “Liquidated Damages”) constitutes a best estimate of those damages for each employee solicited.  You agree that, if you violate your agreement in the first sentence of this paragraph 9, for each employee solicited or induced, you will pay the Liquidated Damages amount to LSI within 45 days of LSI’s written request.

10. Suspension of Exercisability.

(a) If at any time LSI determines that any Compliance is necessary or desirable as a condition of the purchase or issuance of Shares hereunder, this option may not be exercised, in whole or in part, and the issuance of Shares pursuant to an exercise of this option will not occur, unless and until such Compliance shall have been completed free of any conditions not acceptable to LSI.  LSI shall make reasonable efforts to meet the requirements of any state, federal or foreign law or securities exchange and to obtain any required consent or approval of any governmental authority or exchange. For purposes of this paragraph, “Compliance” means: (i) compliance with any applicable rules of, or the listing, registration or qualification of the Shares upon, any securities exchange, (ii) compliance with, or registration or qualification of the Shares under, any state, federal or foreign law (including corporate and securities laws and any applicable tax code and related regulations) or (iii) obtaining the consent or approval of any governmental regulatory authority.

(b) LSI may designate times when you cannot exercise this option in connection with corporate events such as a stock split, reverse stock split, reclassification, spin-off, merger or change-in-control transaction. If the option is scheduled to expire during one of those periods, you will need to exercise the option before that period begins.

11. No Rights of Stockholder.  You will not have any of the rights of a stockholder of LSI in respect of any of the Shares issuable upon exercise of this option until those Shares are delivered to you or deposited in your account at LSI’s designated broker.

12. No Effect on Employment or Future Awards.

(a)           Your employment with LSI or one of its Affiliates is on an at-will basis only, subject to applicable law and the terms of any employment agreement you may have with LSI or an Affiliate.  Nothing in this Agreement or the Plan is intended to give you any right to continue to be employed by LSI or any Affiliate or to interfere with or restrict in any way the right of LSI or the Affiliate to terminate your employment at any time for any reason whatsoever, with or without good cause.

(b) LSI does not intend by granting this option to you to confer upon you the right to be selected to receive any future Award under the Plan.

13. Address for Notices.  Any notice to be given to LSI under this Agreement must be in writing and addressed to LSI Corporation, Attn: Stock Administration Department, Mailstop D-206, 1621 Barber Lane, Milpitas, CA 95035, or such other address as LSI may designate in writing.

14. Maximum Term of Option.  Notwithstanding any other provision of this Agreement, this option is not exercisable after the Expiration Date.

15. Plan Governs.  In the event of a conflict between this Agreement and the Plan, the Plan will govern.

16. Captions.  The captions in this Agreement are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.

17. Agreement Severable.  If any provision in this Agreement is held invalid or unenforceable, that invalidity or unenforceability will not be construed to have any effect on the remaining provisions of this Agreement.

18. Modifications.  This Agreement constitutes the entire understanding of the parties on the subjects covered. Modifications to this Agreement can be made only in writing by an authorized officer of LSI.

19. Governing Law.  This Agreement is governed by the laws of the state of Delaware, United States, without regard to principles of conflict of laws.

20. Electronic Delivery.  LSI may, in its sole discretion, deliver any documents related to this Award, including materials relating to its Annual Meeting of Stockholders, by electronic means or request your consent to participate in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by LSI or another third party designated by LSI.

21. Committee Actions. All actions taken and all interpretations and determinations made by the Board or its delegate will be final and binding on you, LSI and all other interested persons. No member of the Board and no delegate will have any personal liability for any action, determination or interpretation made with respect to the Plan or this Agreement.

Paragraphs 22 through 24 below apply only if you are employed by a subsidiary of LSI outside the United States.

22. Acknowledgment and Waiver.  By [signing the Notice of Grant] [accepting this Award], you agree that:

(a)	Your participation in the Plan is voluntary.

(b)
Your option is not part of your normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, or end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments, except as may be specifically provided for by the applicable plan or agreement.

(c)	The future value of the Shares subject to your option is unknown and cannot be predicted. It is possible that you will not make any money from this option.

(d)	This option does not create an employment relationship between you and any entity.

(e)
You have no right to make a claim of entitlement to compensation or damages because of the expiration or termination this option, or any diminution in value of the option, or Shares purchased under the Plan. If it should be determined that you did acquire any such rights, you irrevocably agree to release LSI and its Affiliates, officers and employees from any such claim to the extent permitted by applicable law.

23. Data Privacy.

(a)
You understand that LSI may hold certain personal information about you, including but not limited to your name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares or directorships held in LSI, details of all options or any other entitlements to shares awarded, canceled, purchased, or outstanding in your favor, for the purpose of implementing, administering and managing the Plan ("Personal Data");

(b)
You consent to the collection, use, processing, and transfer, in electronic or other form, of Personal Data by LSI and its Affiliates for the exclusive purpose of implementing, administering or managing your participation in the Plan and to the extent required in connection with LSI’s financial reporting.

(c)	You understand that Personal Data may be transferred to any third parties assisting LSI in the administration of the Plan or involved in LSI’s financial reporting.

(d)
You understand that the recipients of Personal Data may be located outside your country of residence, and that the recipient’s country may have different data privacy laws and protections than your country of residence.

(e)
You authorize the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering or managing your participation in the Plan, including any transfer of Personal Data as may be required for the administration of the Plan and/or any subsequent transfer of Shares to your account at a brokerage firm and in connection with LSI’s financial reporting.

(f)	You understand that Personal Data will be held only as long as necessary to implement, administer or manage your participation in the Plan.

(g)	You understand that you may, at any time, review the Personal Data, require any necessary amendments to Personal Data or withdraw the consents herein in writing by contacting LSI.

(h)	You understand that withdrawing your consent may affect your ability to participate in the Plan.

24. Translation.  If this Agreement or any other document related to the Plan is translated into a language other than English, and if the translated version is different from the English language version, the English language version will take precedence.

25. Special Terms for Employees in Canada. If you are employed in Canada, then you may not pay the exercise price for this option by delivering Shares to LSI.

[Insert the remainder of the document for options awarded to the ELT and the Corporate Controller:] 26. Acceptance of LSI Policy on Recoupment of Compensation. By [signing the Notice of Grant] [accepting this Award], you agree to comply with the LSI Policy on Recoupment of Compensation attached hereto.

LSI Corporation

Policy on Recoupment of Compensation

Last revised: February 10, 2010

Policy Statement

Each “covered individual” must, if requested by the Compensation Committee, repay or return “covered payments” in the event that the company issues a material restatement of its financial statements, where the restatement is caused, in whole or in part, by such individual’s intentional misconduct.

Definitions

“covered individual” means each member of the company’s executive leadership team, as well as the company’s corporate controller.

“covered payments” means cash bonuses paid after the date of adoption of this policy and stock options, restricted stock units and any other equity-based awards granted under any stock-based plan maintained by the company.

“covered period” means the period beginning on the day the financial statements that must be restated, or financial results for the latest period covered by such financial statement, are first made public, whether by press release or filing with the Securities and Exchange Commission, and ending on the date that the restated financial statements are first filed with the Securities and Exchange Commission.

Additional Terms

The Committee anticipates determining the amount that it will recoup in accordance with the following principles:

•
Cash bonuses: The portion of any bonus previously paid to a covered individual that would not have been paid if the company’s financial results had been as reported in the restatement, excluding the amount of taxes the Committee believes to be payable by the covered individual in connection with the bonus, will be subject to recoupment. Bonuses shall not be subject to recoupment if they were paid more than five years prior to the date on which the company determined that it would be necessary or appropriate to restate its financial statements.

•	Stock options and stock appreciation rights:
•
Any awards outstanding at the time the Board or a committee of the Board determines that a restatement is necessary or appropriate, as well as any awards granted after such time but before a determination is made as to whether the covered individual’s intentional wrongdoing contributed to the need to restate the financial statements, will be canceled.
•
The net amount realized from any award exercised during the covered period will be subject to recoupment. The net amount will be determined as the amount receivable by the covered individual upon exercise of the award, less applicable commissions and fees and the amount of taxes the Committee believes to be payable by the covered individual in connection with the exercise of the award.

•
If the covered individual retains any shares after exercising a stock option during the covered period, the Committee may require those shares to be returned. In determining the number of shares it will require to be returned, the Committee may take into account its estimate of the covered individual’s tax liability in connection with the award and the company’s tax withholding in connection with the award.

•	Restricted stock units and similar awards:
•
Any awards outstanding at the time the Board or a committee of the Board determines that a restatement is necessary or appropriate, as well as any awards granted after such time but before a determination is made as to whether the covered individual’s intentional wrongdoing contributed to the need to restate the financial statements, will be canceled.

•	For any awards that vested during the covered period:
•	If the covered individual still holds any of the vested shares, those shares will be subject to recoupment.
•	If the shares were sold, the proceeds of the sale, net of commissions and fees, will be subject to recoupment.
•
In determining the amounts subject to recoupment under the two preceding bullets, the Committee may take into account its estimate of the covered individual’s tax liability in connection with the award and the company’s tax withholding in connection with the award.

•	If the company pays dividends on its common stock, the Committee may seek additional recoupment based on the dividends paid or payable during the covered period.
•
If cash is to be recouped, the Committee may require the payment of interest on the amount thereof from the date the cash was originally paid to or received by the covered individual until the date of repayment.

•	The Committee will have discretion to determine a different amount to be recouped if believes it to be appropriate under the circumstances.
•	Recoupment will not be required if the restatement occurred following a change in control of LSI.